                                                                     EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------



                                     among



                               ZIXIT CORPORATION
                                      and
              ANACOM COMMUNICATIONS, INC., a Delaware corporation

                                      and


               ANACOM COMMUNICATIONS, INC., a Texas corporation,
                              WARREN E. ROSENFELD
                                      and
                              GEORGE A. DECOURCY



                                     dated

                                October 1, 1999

                               TABLE OF CONTENTS

ARTICLE I   PURCHASE OF COMPANY STOCK IN EXCHANGE FOR CASH AND STOCK.........................................   1

    1.1     Purchase of Company Stock........................................................................   1
    1.2     Consideration....................................................................................   1
    1.3     Closing..........................................................................................   2
    1.4     Closing Deliveries of Company and Selling Shareholders...........................................   2
    1.5     Closing Deliveries of Buyer......................................................................   2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLING SHAREHOLDERS...............................   3

    2.1     Corporate Matters................................................................................   3
            (a)  Corporate Organization and Power; Fictitious Names..........................................   3
            (b)  Due Execution and Enforceability............................................................   3
            (c)  Subsidiaries and Other Equity Investments...................................................   4
            (d)  Articles and Bylaws.........................................................................   4
            (e)  Capitalization and Shareholders.............................................................   4
    2.2     Financial Statements.............................................................................   4
            (a)  Financial Statements........................................................................   4
            (b)  Absence of Certain Changes..................................................................   4
            (c)  Outstanding Indebtedness; Liabilities.......................................................   5
    2.3     Accounts Receivable..............................................................................   5
    2.4     Property.........................................................................................   5
            (a)  Realty Leases (as Lessee)...................................................................   5
            (b)  Environmental Matters.......................................................................   5
            (c)  Owned Personal Property.....................................................................   5
            (d)  Title.......................................................................................   5
            (e)  Ownership and Issuance of Company Stock.....................................................   6
    2.5     Contracts and Commitments........................................................................   6
    2.6     Intellectual Property............................................................................   6
            (a)  Intellectual Property Rights................................................................   6
            (b)  Licenses of Intellectual Property Rights To or From Third Parties...........................   6
            (c)  Infringement................................................................................   6
            (d)  Confidential Information or Trade Secrets...................................................   6
    2.7     Employees; Employee Benefits.....................................................................   7
            (a)  Employees...................................................................................   7
            (b)  Employee Benefit Plans......................................................................   7
    2.8     Pending or Threatened Claims, Litigation and Governmental Proceedings............................   7
    2.9     Judgments, Orders and Consent Decrees............................................................   7
    2.10    Compliance with Laws.............................................................................   8

    2.11    Franchises, Permits, Etc.........................................................................   8
                                 ---
    2.12    Tax Matters......................................................................................   8
    2.13    Required Consents................................................................................   9
    2.14    Brokers' or Finders' Fees........................................................................   9
    2.15    True and Accurate Schedules......................................................................   9
    2.16    Records..........................................................................................   9
    2.17    Access...........................................................................................   9
    2.18    No Misrepresentations............................................................................  10
    2.19    Customers........................................................................................  10
    2.20    Individual Selling Shareholder Liability.........................................................  10


ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER AND ZIXIT................................................  10

    3.1     Corporate Matters................................................................................  10
            (a)  Due Organization............................................................................  10
            (b)  Power and Authority to Enter Into Agreement.................................................  10
            (c)  Due Execution and Enforceability............................................................  10
    3.2     Brokers' or Finders' Fees........................................................................  11
    3.3     No Breach of Statute or Contract.................................................................  11


ARTICLE IV  COVENANTS........................................................................................  11

    4.1     Tax Matters......................................................................................  11
    4.2     Allocation of Purchase Price.....................................................................  12


ARTICLE V  INDEMNIFICATION...................................................................................  12

    5.1     Buyer's and ZixIt's Right to Indemnification.....................................................  12
            (a)  Misrepresentation or Breach of Warranty.....................................................  12
            (b)  Breach of Covenant or Agreement.............................................................  12
            (c)  Conduct of Business; Taxes..................................................................  12
    5.2     Company's and Selling Shareholders' Right to Indemnification.....................................  13
            (a)  Misrepresentation or Breach of Warranty.....................................................  13
            (b)  Breach of Covenant or Agreement.............................................................  13
            (c)  Conduct of Business.........................................................................  13
    5.3     Right of Setoff..................................................................................  13
    5.4     Claims for Reimbursement.........................................................................  13
    5.5     Defense and Settlement of Third-Party Claims.....................................................  14

ARTICLE VI  MISCELLANEOUS....................................................................................  15

    6.1     Costs and Expenses...............................................................................  15
    6.2     Notices..........................................................................................  15
    6.3     Entire Agreement, Amendments and Waiver..........................................................  15
    6.4     Governing Law....................................................................................  16
    6.5     Survival.........................................................................................  16
    6.6     Cumulative Remedies..............................................................................  16
    6.7     Multiple Counterparts............................................................................  16
    6.8     Further Assurances...............................................................................  17
    6.9     Severability.....................................................................................  17
    6.10    Public Statements................................................................................  17
    6.11    Rules of Construction............................................................................  17
    6.12    Binding Arbitration..............................................................................  17
    6.13    Binding Nature and Assignment....................................................................  18
    6.14    Rights and Obligations...........................................................................  18
    6.15    Interpretation...................................................................................  19
    6.16    Consent..........................................................................................  19

                               LIST OF EXHIBITS
                                      to
                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

Exhibit      Description                                                       Page Reference
-------      -----------                                                       --------------
A            Form of Promissory Note...................................................  1

B            Form 8023 - Election under Section 338 for
             Corporations Making Qualified Stock Purchases.............................  2

C            Registration Rights Agreement.............................................  3

                               LIST OF SCHEDULES
                                      to
                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

Schedule     Description                                                       Page Reference
--------     -----------                                                       --------------
2.1(e)       Capitalization and Shareholders...........................................  4
2.2(a)       Financial Statements......................................................  4
2.4(a)       Realty Leases (as Lessee).................................................  5
2.4(c)       Owned Personal Property...................................................  5
2.5          Contracts and Commitments.................................................  6
2.6(a)       Intellectual Property Rights..............................................  6
2.6(b)       Licenses of Intellectual Property Rights to or from Third Parties.........  6
2.6(c)       Disclosure Items..........................................................  6
2.7(a)       Employees.................................................................  7
2.7(b)       Employee Benefit Plans....................................................  7
2.11         Franchises, Permits, Etc..................................................  8
2.13         Consents .................................................................  9
2.19         Customers................................................................. 10

                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into on this 1st day of October 1999, by and among ZixIt Corporation, a Texas corporation ("ZixIt"), Anacom Communications, Inc., a Delaware corporation and wholly-owned subsidiary of ZixIt ("Buyer"), and Anacom Communications, Inc., a Texas corporation ("Company"), and Warren E. Rosenfeld ("Rosenfeld") and George A. DeCourcy ("DeCourcy") (collectively, "Selling Shareholders," and individually, "Selling Shareholder"). Buyer, ZixIt, Company and each Selling Shareholder are sometimes referred to collectively as the "Parties" and individually as a "Party."

                                    RECITALS

     WHEREAS, Company is engaged in the business of providing secure real-time credit card payment processing for Internet transactions (the "Business");

     WHEREAS, Buyer desires to purchase from Selling Shareholders, and Selling Shareholders desire to sell to Buyer, all of the issued and outstanding shares of common stock of Company (the "Stock Purchase"), all upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                   PURCHASE OF COMPANY STOCK IN EXCHANGE FOR
                   -----------------------------------------
                                 CASH AND STOCK
                                 --------------

     1.1  Purchase of Company Stock.  On the terms and subject to the conditions
          -------------------------
set forth in this Agreement, Selling Shareholders agree to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Selling Shareholders, at the Closing (as defined in Section 1.3), free and clear of all Encumbrances (as defined in Subsection 2.1(b)), all of the issued and outstanding shares of common stock (the "Company Stock") of Company. Buyer, Selling Shareholders and Company agree to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the Stock Purchase.

     1.2  Consideration.  For and in consideration of the transfer to Buyer of
          -------------
the Company Stock, the following consideration will be paid to Selling
Shareholders: The Purchase Price (herein so called) for the Company Stock will consist of (i) $2.5 Million to be paid in cash at the Closing of the Stock Purchase by Buyer and (ii) the Promissory Notes (herein so called) in the form attached hereto as Exhibit A, to be delivered at the Closing to Selling
                   ---------
Shareholders by Buyer, providing for the delivery of a number of shares of the common stock, $.01 par value per share, of ZixIt valued at $7.5 Million (the "ZixIt Stock") to be determined and delivered as provided in the Promissory Notes.

     1.3  Closing.  Consummation of the Stock Purchase (the "Closing") shall
          -------
take place at the offices of Buyer, located at One Galleria Tower, 13355 Noel Road, Suite 1555, Dallas, Texas 75240-6604.

     1.4  Closing Deliveries of Company and Selling Shareholders.  At the
          ------------------------------------------------------
Closing, Company and Selling Shareholders agree to take the following steps listed below:

          (a) Company shall deliver to Buyer a good standing certificate for Company from the State of Texas;

          (b) Company shall deliver to Buyer certified copies of its Articles of Incorporation, Bylaws and resolutions duly adopted by Company's Board of Directors and its shareholders approving this Agreement;

          (c) Company and Selling Shareholders shall deliver to Buyer the consents, approvals and authorizations of third parties, including Governmental Bodies (as defined in Subsection 2.1(b)) set forth on Schedule 2.13, that
                                                      -------------
are required to be obtained in order to effect the transactions contemplated hereby;

          (d) Company shall deliver to Buyer evidence that all of Company's bank indebtedness has been paid in full;

          (e) Company shall deliver to Buyer all such other instruments and documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement;

          (f) Selling Shareholders shall deliver to Buyer certificates representing all of the Company Stock and stock powers in blank relating thereto;

          (g) Selling Shareholders shall deliver to Buyer the executed version of Exhibit B; and
   ------- -

          (h) Selling Shareholders shall deliver to Buyer the employment-related documents for Penny L. Howard and Garland W. Rozell previously provided by Buyer.

     1.5  Closing Deliveries of Buyer.  At the Closing, Buyer agrees to take the
          ---------------------------
following steps listed below:

          (a) Buyer shall deliver to Company and Selling Shareholders the consents, approvals and authorizations of third parties, including Governmental Bodies, required to effect the transactions contemplated hereby;

          (b) Buyer shall pay $2.5 Million of the Purchase Price by wire transfer of immediately available funds to the bank accounts as specified by Selling Shareholders, of which $1,268,657 is payable to Rosenfeld and $1,231,343 is payable to DeCourcy;

          (c) Buyer shall deliver to each of the Selling Shareholders a Promissory Note in the form of Exhibit A attached hereto; and
                               ---------

          (d) Buyer shall deliver to each of the Selling Shareholders a Registration Rights Agreement (herein so called) in the form of Exhibit C
                                                                ---------
attached hereto.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                   -----------------------------------------
                            AND SELLING SHAREHOLDERS
                            ------------------------

     Company and Selling Shareholders represent and warrant to Buyer and ZixIt as follows:

     2.1  Corporate Matters.
          -----------------

          (a)  Corporate Organization and Power; Fictitious Names.  Company is a
               --------------------------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to conduct business as a foreign corporation in all jurisdictions where the conduct of its business or the ownership of its assets requires qualification, except where the failure to be so qualified would not have a material adverse effect on its business, assets, financial condition or results of operations. Company has, and at all times has had, full requisite corporate power and authority to own its properties, rights and assets and to conduct its business as now conducted. Company has the power and authority to enter into this Agreement and, subject to the conditions provided in this Agreement, to consummate the transactions provided for herein. The Company has not conducted business under any name other than "Anacom" and "Anacom Communications, Inc."

          (b)  Due Execution and Enforceability.  The execution, delivery and
               --------------------------------
performance by and on behalf of Company and Selling Shareholders of this Agreement and the Promissory Notes and Registration Rights Agreements (the "Related Agreements") to which it is a party have been duly and validly authorized by all necessary corporate, shareholder or other action and will not
(i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, (a) the Articles of Incorporation or Bylaws of Company, (b) any federal, state, county or local laws, statutes, regulations, licenses, franchises, permits, authorizations, judgments, injunctions, awards, decrees, orders, ordinances, variances, directives, codes or requirements of any Governmental Body (as defined herein) (the "Legal Requirements") affecting Company or either Selling Shareholder or (c) any material contract, material agreement or other material instrument to which Company and/or Selling Shareholders are a party or by which any of their properties, rights or assets are bound; (ii) require the approval, consent or authorization of any federal, state or local governmental body ("Governmental Body"); or (iii) result in the creation or imposition of any Encumbrance on any of the properties or assets of Company, or any agreement or instrument to which Company and/or Selling Shareholders are a party or by which Company and/or Selling Shareholders are bound or obligated or to which any of the properties or assets of Company is subject. This Agreement constitutes, and the Related Agreements (when executed by the parties thereto) will constitute, the valid and legally binding obligations of Company and Selling Shareholders, enforceable against such parties in accordance with their respective terms and conditions. As used in this Agreement, the term "Encumbrance" shall mean any lien (including Tax (as defined in Subsection 2.12(a)) lien), encumbrance, liability, obligation, claim, charge, option, right of first refusal, lease, license, security interest, mortgage, pledge, hypothecation, easement, encroachment, conditional sale or other title retention agreement, defect in title, covenant, contingency, restriction on transfer or other restriction or limitation on title of any kind in favor of any third party.

          (c)  Subsidiaries and Other Equity Investments.  Company does not
               -----------------------------------------
have, directly or indirectly, any ownership interest or other equity investment in any corporation, company, subsidiary, association, partnership, business, joint venture, trust or other entity relating to Company or the Business.

          (d)  Articles and Bylaws.  Company has previously marked for
               -------------------
identification and delivered to Buyer true and complete copies of its Articles of Incorporation and Bylaws (or their substantial equivalents), as amended and in effect.

          (e)  Capitalization and Shareholders.  Set forth on Schedule 2.1(e) is
               -------------------------------                ---------------
a true and complete list and description of the authorized, issued and outstanding capital stock of Company, all options or warrants to purchase shares of capital stock of Company and any securities convertible into shares of capital stock of Company. Also set forth on Schedule 2.1(e) is a true and
                                             ---------------
correct list of the names and addresses of all holders of shares of capital stock, options, warrants or securities convertible into shares of capital stock of Company and the number of securities owned by each. All authorized shares of capital stock of Company are duly and validly issued and outstanding, fully paid and nonassessable, and owned of record as set forth on Schedule 2.1(e). Except
                                                       ---------------
as set forth on Schedule 2.1(e), there are not outstanding any subscription
                ---------------
rights, preemptive rights, options, calls, warrants, conversion rights, commitments or agreements of any kind for the sale and issuance by Company of any of its capital stock or equity securities.

     2.2  Financial Statements.
          --------------------

          (a)  Financial Statements.  Company has delivered to Buyer the
               --------------------
unaudited balance sheets of Company as of August 31, 1999 and December 31, 1998 and 1997, and the related unaudited statements of income for the respective eight-month and twelve-month periods then ended (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared on an income tax cash basis consistently applied, (ii) would be materially comparable to a set of financial statements prepared in accordance with generally accepted accounting principles ("GAAP"), (iii) fairly present the financial position and operating results of Company for the periods covered thereby and (iv) are not accompanied by supplemental footnote information normally found in publicly-filed GAAP financial statements. The Financial Statements are attached as Schedule 2.2(a).
                                                                ---------------

          (b)  Absence of Certain Changes.  Since the date of the August 31,
               --------------------------
1999 Financial Statements, there has been no event or occurrence that has had a material adverse effect on Company or the Business. Since the date of the August 31, 1999 Financial Statements,

Company has conducted the Business in all material respects only in the ordinary course and in conformity with past practice.

          (c)  Outstanding Indebtedness; Liabilities.  Except as specifically
               -------------------------------------
set forth in the August 31, 1999 Financial Statements, Company has no indebtedness for borrowed money (or any other obligations evidenced by a bond, note, debenture or other instrument of indebtedness) which Company has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which Company has otherwise become directly or indirectly liable. Company has no material liability or obligation, absolute or contingent, which is not shown or provided for in the Financial Statements, other than obligations arising in the ordinary course of business under the Contracts (as defined in Section 2.5).

     2.3  Accounts Receivable.  All accounts, notes and drafts receivable
          -------------------
(including unbilled receivables) of Company are bona fide, represent transactions at the aggregate recorded amount thereof, were actually made in the ordinary course of business in arms-length transactions with third parties unrelated to Company or either Selling Shareholder, are valid and subject to no counterclaim or setoff, and, to the best of Company's or Selling Shareholder's knowledge, are collectible in the ordinary course of business.

     2.4  Property.
          --------

          (a)  Realty Leases (as Lessee).  Set forth on Schedule 2.4(a) is a
               -------------------------                ---------------
complete and accurate list of all realty leases or similar contracts, including options to lease (the "Leases"), under or pursuant to which Company leases or rents (as lessee or sublessee) any land, building or other realty. The Leases are binding and in full force and effect in accordance with their respective terms, and no default has occurred under any such Lease by Company or any other party thereto. Company is in compliance in all material respects with all terms and conditions of the Leases, including the payment of rent. True and correct copies of the Leases have been made available to Buyer.

          (b)  Environmental Matters.  Company has been, and currently is, in
               ---------------------
compliance with all applicable environmental and other Legal Requirements with respect to the operation of the Business and the use of any real property leased or occupied by Company in respect of the Business ("Real Property").

          (c)  Owned Personal Property.  Set forth on Schedule 2.4(c) is a list
               -----------------------                ---------------
of all personal property owned by Company or in which it has any equity interest (the "Owned Personal Property").

          (d)  Title.  Company has good and marketable title to all of Company's
               -----
properties, rights and assets, in each case free and clear of all Encumbrances. The tangible assets of Company are in good working condition and repair (subject to ordinary wear and tear), fit for the purposes to which they are being put and sufficient for the conduct of the Business as it is currently being conducted. Company is not using any properties, rights or assets to conduct the Business which are not duly owned, leased or licensed by it.

          (e)  Ownership and Issuance of Company Stock. The execution and
               ---------------------------------------
delivery of this Agreement and the Related Agreements by Selling Shareholders at the Closing will convey to and vest in Buyer good and marketable title to the Company Stock free and clear of any Encumbrances. Selling Shareholders are the record and beneficial owners of the Company Stock and have the absolute right to sell and transfer the Company Stock to Buyer. Such Company Stock is, and upon transfer to Buyer will be, free and clear of any Encumbrances other than those imposed by this Agreement. The Company Stock, when sold and delivered to Buyer in accordance with this Agreement, will be duly and validly issued, fully paid
and nonassessable.   The transfer of the Company Stock at the Closing will be
effective and rightful, and the Company Stock is genuine and has not been altered.

     2.5  Contracts and Commitments.  Set forth on Schedule 2.5 is a list of all
          -------------------------                ------------
contracts, agreements, commitments or understandings of Company, whether oral or written, in respect of the Business, including contracts with customers, resellers, employees and consultants (the "Contracts"). Company is not in default in any respect under any of its Contracts.

     2.6  Intellectual Property.
          ---------------------

          (a)  Intellectual Property Rights.  Set forth on Schedule 2.6(a) is a
               ----------------------------                ---------------
list and description of all patents, trade names, logos, licenses, trademarks, service marks and copyrights which are presently, or by the Closing will be, owned by Company in respect of the Business. Company presently owns all right, title and interest in and to its intellectual properties, validly and beneficially, free and clear of all Encumbrances, with all rights afforded therein under applicable law. The percentage of Company's current revenue attributable to a payment authorization architecture where there is a communication or link between the customer computer and the Company's processing computer is approximately 39%. To the knowledge of Company and Selling Shareholders, none of such intellectual properties is the subject of any claim or challenge of adverse ownership (except for the licenses set forth on Schedule
                                                                        --------
2.6(b)) or invalidity asserted by any third party, nor is there any basis upon
------
which a claim or challenge could be made.

          (b)  Licenses of Intellectual Property Rights To or From Third
               ---------------------------------------------------------
Parties. Set forth on Schedule 2.6(b) is a list and description of (i) all
-------               ---------------
agreements, licenses, assignments and other transfers of intellectual property granted to others by Company in respect of the Business; (ii) all agreements, licenses, assignments and other transfers of inventions, mailing lists, patents, trade names, trademarks, service marks, copyrights, trade secrets, know-how, industrial property, disclosures or uses of ideas, technology or other proprietary rights granted to Company in respect of the Business by others (other than pre-packaged or off-the-shelf software).

          (c)  Infringement.  There have been no indemnification claims made
               ------------
against Company in respect of the Business or Selling Shareholders for infringement of any patent, trade name, trademark, service mark, copyright, know-how, industrial property, technology or other proprietary rights of others, except as set forth on Schedule 2.6(c).
                       ---------------

          (d)  Confidential Information or Trade Secrets.  There are no written
               -----------------------------------------
claims or demands of any person pertaining to, or any proceedings which are pending or, to the knowledge of Company or Selling Shareholders, threatened, which challenge the rights of Company or Selling Shareholders in respect of the Business or any proprietary or confidential information or trade secrets used in the conduct of the Business. No methods, processes, procedures, apparatus or equipment used in the Business use or include any proprietary or confidential information or trade secrets misappropriated from any person or entity. Neither Company nor Selling Shareholders have any confidential information owned or claimed by third parties not rightfully in its possession, and Company and Selling Shareholders have complied in all material respects with all agreements, understandings and licenses governing the use of any confidential information used in the Business that is owned or claimed by third parties.

     2.7  Employees; Employee Benefits.
          ----------------------------

          (a)  Employees.  Set forth on Schedule 2.7(a) is a list of the names
               ---------                ---------------
and titles of all current employees of Company (the "Employees"), as well as the current rates of compensation of each of the Employees and any applicable incentive or other compensation arrangements. There are no collective bargaining or similar agreements between Company, on the one hand, and any group of employees, union or labor organization, on the other hand; and no such agreement or understanding is presently proposed or under discussion. The Company is in compliance in all material respects with all applicable Legal Requirements relating to employment, employment practices, terms and conditions of employment, wages and hours. Within the last two years, Company has not experienced any union organizing activity or any work stoppage due to any labor disagreement with respect to the Employees. There is no strike, slowdown or stoppage pending or threatened against Company.

          (b)  Employee Benefit Plans.  Set forth on Schedule 2.7(b) is a list
               ----------------------                ---------------
of all employee benefit plans in effect for the benefit of the Employees or former employees of Company or any group of such employees, or for the benefit of dependents of any of them (collectively, the "Compensation and Benefit Plans").

     2.8  Pending or Threatened Claims, Litigation and Governmental Proceedings.
          ---------------------------------------------------------------------
There are no complaints, suits, actions, arbitrations or other regulatory, administrative, judicial or governmental proceedings or investigations or any other proceedings or investigations pending or, to the knowledge of Company or Selling Shareholders, threatened against or relating to Company (or any of its officers, directors, employees or agents (in their capacities as such)), the Business or Selling Shareholders.

     2.9  Judgments, Orders and Consent Decrees.  Neither Company nor any
          -------------------------------------
Selling Shareholder is subject to any judgment, writ, injunction, order, stipulation or decree of, or agreement with, any court, arbitrator or regulatory authority materially limiting, restricting or adversely affecting the conduct of the Business, or binding upon Company or any of its properties, rights or assets (including intellectual property) which has or could reasonably be expected to have the effect of impairing any use by Buyer of Company's properties, rights or assets or operations by Buyer of the Business following the Closing or otherwise preventing the consummation of the Stock Purchase; and no such proceeding is pending or, to the knowledge of Company and Selling Shareholders, threatened against Company or any Selling Shareholder. No

Legal Requirement (including, without limitation, any temporary, preliminary or permanent order) has been enacted, issued, promulgated, enforced or entered by any Governmental Body which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     2.10  Compliance with Laws.  The Business has been conducted in compliance
           --------------------
and conformity in all material respects with all applicable Legal Requirements.

     2.11  Franchises, Permits, Etc.  Disclosed on Schedule 2.11 are all
           ------------------------                -------------
material governmental and business franchises, permits, licenses, certifications from credit card processors and other authorizations (collectively, the "Authorizations"), including, without limitation, licensing requirements that are necessary for Company to conduct the Business as and where it is now conducted. Except as otherwise indicated on Schedule 2.11, Company has obtained
                                             -------------
and is in compliance in all material respects with all terms and conditions of each Authorization, and Company has not received any notice from a relevant person or authority that any such Authorization is to be revoked or will not be renewed. Company and Selling Shareholders have no knowledge of any pending or threatened regulatory change, whether domestic or foreign, which would adversely affect the Business or business prospects or require product changes.

     2.12  Tax Matters.
           -----------

          (a) All Tax returns, reports and forms required to be filed on or before the Closing by or on behalf of Company or Selling Shareholders with respect to any income, properties or operations of Company with any taxing authority have been timely filed in accordance with all applicable laws, and all such returns, reports and forms accurately state the amount of Taxes required to be paid. All Taxes owed by Company or any Selling Shareholder, in its capacity as such, and payable on or before the Closing have been paid. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party. There is no action, suit, proceeding, investigation, audit or written, or, to the knowledge of Company and Selling Shareholders, any unwritten, claim that relates in any way to Taxes now pending against, nor has any written, or, to the knowledge of Company and Selling Shareholders, any unwritten, claim for additional Tax or assessment been asserted by any taxing authority relating to Company or any Selling Shareholder in its capacity as such. There are no agreements for the extension of the time for the assessment of any Taxes of Company or any Selling Shareholder, in its capacity as such, or with respect to any income, properties or operations of Company. The term "Tax," when used in this Agreement, means any and all taxes (including, without limitation, income, gross income, gross receipts, sales, rental, use, payroll, employment, unemployment, social security, insurance, occupation, environmental, transfer, minimum alternative, minimum estimated, value-added, property (tangible and intangible), excise, franchise, capital, doing business and stamp taxes), licenses, levies, imposts, duties, recording charges or fees, charges, assessments or withholdings of any nature whatsoever, together with any and all assessments, penalties, fines, additions to tax and interest thereon.

          (b) Company (and any predecessor of Company) has been a validly electing Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its inception. Selling Shareholders have been the only shareholders of Company since and including January 1, 1999.

          (c) Company does not own, and has not owned at any time during the past ten years, the stock of any corporation that is a "qualified Subchapter S subsidiary," within the meaning of Section 1361(b)(3)(B) of the Code, with respect to Company.

          (d) Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Company's assets (including the assets of any qualified Subchapter S subsidiary) caused by the Section 338(h)(10) Election (as defined in Subsection 4.1(b)).

     2.13 Required Consents.  Set forth on Schedule 2.13 is a list of any
          -----------------                -------------
consent, notification, waiver, approval, order or authorization of, or exemption by, or registration, qualification, designation, declaration or filing with, any Governmental Body or any third party that is required to be obtained or given, as applicable, in connection with the execution, delivery and performance by Company and Selling Shareholders of this Agreement and the Related Agreements to which any of them is a party.

     2.14 Brokers' or Finders' Fees.  No broker or finder has been, or shall
          -------------------------
be, utilized by or on behalf of Company or any Selling Shareholder in connection with the Stock Purchase, and no broker or finder is or shall be entitled to any fee, commission or similar compensation for effecting or assisting Company or any Selling Shareholder in the consummation of the Stock Purchase. Company and Selling Shareholders are not aware of any claim or the basis of any claim by a third party for a broker's or finder's fee, commission or compensation.

     2.15 True and Accurate Schedules.  Company has furnished Buyer with access
          ---------------------------
to or copies of true, accurate and complete copies of all documents listed in any Schedule.

     2.16 Records.  The books and records of Company are complete and fairly and
          -------
accurately set out and disclose all material transactions involving the Business.

     2.17 Access.  Company and Selling Shareholders hereby represent and
          ------
warrant the following:

          (a) Company and Selling Shareholders have reviewed ZixIt's public filings with the Securities and Exchange Commission (the "SEC Filings") to the extent they have deemed appropriate.

          (b) Company and Selling Shareholders understand that ZixIt's Web site contains information pertinent to ZixIt's business, prospects, operations, results of operations and financial condition, including, but not limited to,
(i) press releases, (ii) the opening statement for the conference call held on July 7, 1999, (iii) replays of conference calls, (iv) a replay of the annual shareholders' meeting held on September 14, 1999 (collectively, "Web Site Information") and (v) and SEC Filings. Company and Selling Shareholders have reviewed ZixIt's Web Site Information to the extent they have deemed appropriate.

           (c) Company and Selling Shareholders have had sufficient access to ZixIt and its officers to ask questions related to the SEC Filings and ZixIt's business, prospects, operations, results of operations and financial condition and Web Site Information and to review such information, financial records and other documents relating to the SEC Filings and the ZixIt's business, prospects, operations, results of operations and financial condition and Web Site Information as Company or Selling Shareholders have requested.

     2.18  No Misrepresentations.  The representations, warranties and
           ---------------------
statements made by Company and Selling Shareholders in or pursuant to this Agreement (including the Schedules hereto) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

     2.19  Customers.  Except as set forth on Schedule 2.19, no customer
           ---------
accounted for more than ten percent (10%) of Company's revenues in 1998 and 1999.

     2.20  Individual Selling Shareholder Liability.  The liability of Selling
           ----------------------------------------
Shareholders inter-se with respect to a breach or inaccuracy of any representation or warranty in this Article II is several as between the two Selling Shareholders. Where the representation or warranty relates to a particular Selling Shareholder, though, the representation and warranty is given by each Selling Shareholder with respect to himself only.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF BUYER AND ZIXIT
               -------------------------------------------------

     Buyer and ZixIt represent and warrant to Selling Shareholders as follows:

     3.1   Corporate Matters.
           -----------------

           (a) Due Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as presently conducted by it. ZixIt is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as presently conducted by it.

          (b)  Power and Authority to Enter Into Agreement.  Each of ZixIt and
               -------------------------------------------
Buyer has the corporate power and authority to enter into this Agreement and the Related Agreements and, subject to the conditions provided in this Agreement, to consummate the transactions provided for in this Agreement and such Related Agreements.

          (c) Due Execution and Enforceability.  The execution, delivery and
              --------------------------------
performance by and on behalf of each of Buyer and ZixIt of this Agreement and the Related Agreements to which it is a party have been duly and validly authorized and approved by its Board of Directors, and no other corporate action is necessary or required to authorize it to execute this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements. This Agreement constitutes, and such Related Agreements (when executed by the parties to them) will constitute, the valid and legally binding obligations of Buyer and ZixIt, enforceable in accordance with their respective terms and conditions.

     3.2  Brokers' or Finders' Fees.  No broker or finder has been, or shall be,
          -------------------------
utilized by Buyer or ZixIt in connection with the Stock Purchase, and no broker or finder is or shall be entitled to any fee, commission or similar compensation for effecting or assisting in the consummation of the Stock Purchase. Buyer and ZixIt are not aware of any claim or the basis of any claim by a third party for a broker's or finder's fee, commission or compensation.

     3.3  No Breach of Statute or Contract.  Neither the execution and delivery
          --------------------------------
by Buyer and ZixIt of this Agreement and the Related Agreements, nor compliance by them with the terms and provisions of such agreements, will breach or violate any applicable Legal Requirement of any Governmental Body, or any of the terms, conditions or provisions of the Articles (Certificate) of Incorporation or Bylaws of Buyer or ZixIt, or any judgment, order, injunction, decree, material contract, material agreement or other material instrument to which Buyer or ZixIt is a party or by which any of its properties, rights or assets are bound.

                                  ARTICLE IV

                                  COVENANTS
                                  ---------
     4.1  Tax Matters.
          -----------

          (a) Selling Shareholders shall be responsible for and pay when due all Taxes of Company and of Selling Shareholders attributable to the consideration received by Selling Shareholders in exchange for the Company Stock. Selling Shareholders shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Company's Tax returns required to be filed relating to or pertaining to the period (or that portion of any period) ending on or prior to the Closing. Such Tax returns shall be filed in a manner that is consistent with the historical manner in which the Tax returns of Company have been filed in the past.

          (b) Company and Selling Shareholders will join with Buyer in making an election under Section 338(h)(10) of the Code and Treasury Regulation ("Treas. Reg."), Section 1.338(h)(10)-1(a) and (d)(1)(iii), and any corresponding elections permitted under state, local or foreign law, with respect to the purchase and sale of the Company Stock hereunder (the "Section 338(h)(10) Election"). Selling Shareholders shall execute such instruments and documents as may be requested and prepared by Buyer to enable the making of a proper and timely Section 338(h)(10) Election. Selling Shareholders will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their individual Tax returns to the extent required by applicable law. Selling Shareholders shall also be responsible for any Tax imposed on Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, any Tax imposed under Section 1374 of the Code, any Tax imposed under Treas. Reg.
(S)1.338(h)(10)-1(e)(5), and any state, local or foreign Tax imposed on Company income or gain.

          (c) Selling Shareholders shall, and shall cause Company to, keep Company's election to be taxed as a Subchapter S corporation in effect for all periods up to and including the Closing.

     4.2  Allocation of Purchase Price. The consideration given by Buyer under
          ----------------------------
this Agreement shall be allocated among the assets of Company in accordance with
Section 338 of the Code, the regulations under the Code and in accordance with Exhibit B. The Parties agree to reflect the allocation determined herein in
---------
filing their respective Tax returns or declarations for foreign, federal, state or local income tax purposes, unless otherwise required by a court of competent jurisdiction or taxing authority having jurisdiction of the matter.

                                   ARTICLE V

                                INDEMNIFICATION
                                ---------------

     5.1  Buyer's and ZixIt's Right to Indemnification.  Selling Shareholders
          --------------------------------------------
agree to and shall indemnify, defend and hold harmless Buyer and ZixIt, their subsidiaries, affiliates and respective employees, directors, officers, agents and representatives (in their capacities as such) (collectively, the "Buying Interests") from and against any and all losses, costs, expenses (including, without limitation, those incurred in connection with all related investigations, defenses, settlements, judgments, penalties and reasonable attorneys' fees and costs), claims, liabilities, deficiencies, judgments or damages ("Losses" or individually a "Loss") suffered or incurred by any of the Buying Interests in connection with, resulting from or arising out of:

          (a)  Misrepresentation or Breach of Warranty.  Any breach of any
               ---------------------------------------
warranty or inaccuracy of any representation of either Company or Selling Shareholders of any of their representations or warranties set forth in this Agreement (including the Schedules and Exhibits hereto) or in any certificate, document or instrument delivered to Buyer or ZixIt pursuant to or in connection with this Agreement at the Closing;

          (b)  Breach of Covenant or Agreement.  Any breach, nonfulfillment or
               -------------------------------
failure by Company or Selling Shareholders to perform or comply with any of their covenants, agreements or other obligations set forth in this Agreement (including the Schedules and Exhibits hereto) or in any document or instrument delivered by Company or Selling Shareholders pursuant to or in connection with this Agreement at the Closing; and

          (c)  Conduct of Business; Taxes.  The conduct of the Business prior to
               --------------------------
the Closing (including, without limitation, patent or other intellectual property infringement claims), and liability of Company or Selling Shareholders for Texas for any taxable year or taxable period (or portion thereof) ending on or prior to the Closing and any Taxes of Selling Shareholders for any taxable year or taxable period (or portion thereof) ending after the Closing.

          A Selling Shareholder's liability under this Section 5.1 is several as between the Selling Shareholders.

     5.2  Company's and Selling Shareholder's Right to Indemnification.  Buyer
          ------------------------------------------------------------
and ZixIt agree to and shall indemnify and hold harmless Selling Shareholders and their respective agents and representatives (in their capacities as such) (collectively, the "Selling Interests") from and against any and all Losses suffered or incurred by any of the Selling Interests in connection with, resulting from or arising out of:

          (a)  Misrepresentation or Breach of Warranty.  Any breach of any
               ---------------------------------------
warranty or inaccuracy of any representation of Buyer or ZixIt of any of its representations or warranties set forth in this Agreement (including the Schedules and Exhibits hereto) or in any certificate, document or instrument delivered to Selling Shareholders pursuant to or in connection with this Agreement at the Closing;

          (b)  Breach of Covenant or Agreement.  Any breach, nonfulfillment or
               -------------------------------
failure by Buyer or ZixIt to perform or comply with any of its covenants, agreements or other obligations set forth in this Agreement (including the Schedules and Exhibits hereto) or in any document or instrument delivered by Buyer or ZixIt pursuant to or in connection with this Agreement at the Closing; and

          (c)  Conduct of Business.  The conduct of the Business subsequent to
               -------------------
the Closing.

     5.3  Right of Setoff. Selling Shareholders agree that with respect to any
          ---------------
claim for indemnification under this Article V or any other breach of contract claim under this Agreement or any Related Agreement, ZixIt is not per se
                                                                  --- --
precluded from attempting (nor herein granted the right) to set off and apply any and all claims owing to Buyer or ZixIt against Buyer's obligations to deliver or caused to be delivered the shares of ZixIt Stock constituting part of the Purchase Price. Such setoff, if permitted, is not the sole and exclusive remedy of Buyer or ZixIt.

     5.4  Claims for Reimbursement.  If any of the Buying Interests or the
          ------------------------
Selling Interests shall have suffered any Loss or received any notice of the commencement of any action, proceeding or investigation or the making of any claim or demand by a third party (a "Third-Party Claim"), in each case, in respect of which indemnification may be sought by such party pursuant to this
Article V, the party who shall have suffered such Loss or received such notice of such Third-Party Claim and who shall seek indemnification in respect thereof (the "Indemnified Party") shall give Buyer, ZixIt, Company or Selling Shareholder, as the case may be (the "Indemnifying Party"), prompt written notice of such Loss or Third-Party Claim setting forth in reasonable detail such information as it shall have pertaining thereto and the Indemnified Party's demand for indemnification in respect thereof.

          In the case of Third-Party Claims, written notice thereof shall be given to the Indemnifying Party as promptly as practicable; provided, however,
                                                            --------  -------
that the failure of any Indemnified Party to give timely notice shall not affect its rights to indemnification hereunder if such failure to give timely notice does not materially affect the ability or right of the Indemnifying Party to defend such Third-Party Claim and the Indemnifying Party is not otherwise materially prejudiced thereby and actual notice is given to the Indemnifying Party within a reasonable time.

          In the absence of a dispute, the Indemnifying Party shall promptly, and in any event not later than the expiration of the investigation period, reimburse the Indemnified Party in full for such Loss, as set forth in the notice. In the event that the Indemnifying Party shall dispute only the amount (and not the validity) of the claim, the Indemnifying Party shall, concurrently with the delivery of its notice of dispute, pay to the Indemnified Party any undisputed portion of the claim.

     5.5  Defense and Settlement of Third-Party Claims.  In the event of a
          --------------------------------------------
Third-Party Claim, if the Indemnifying Party acknowledges that, as between it and the Indemnified Party, it is obligated to indemnify the Indemnified Party in connection with such Third-Party Claim, then such Indemnifying Party shall have the option to take control of the defense and investigation of such Third-Party Claim, and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's sole cost, risk and expense (the "Direct Litigation Option"). The Indemnifying Party may elect to exercise the Direct Litigation Option by giving prior written notice to the Indemnified Party. If the Indemnifying Party so elects, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom and shall permit reasonable access to the personnel of the Indemnified Party and to any relevant books, records and documents within the possession or control of Indemnified Party in connection with such claim and to take copies of such relevant materials at the expense of the Indemnifying Party; provided, however, that the Indemnified Party may, at its own cost, participate
--------  -------
in (but not control) such investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom. If the Indemnifying Party does not elect the Direct Litigation Option, then the Indemnified Party shall defend against the Third-Party Claim in the manner it deems appropriate at the sole cost, risk and expense of the Indemnifying Party. If any claim arises where Buyer, on the one hand, and one or both Selling Shareholders, on the other hand, share responsibility for the Loss, the Parties shall cooperate in all reasonable respects in the conduct of the defense of the claim.

          The Indemnifying Party may settle a Third-Party Claim upon reasonable prior written notice to the Indemnified Party, and such settlement shall be binding upon all the parties; provided, however, that without the prior written
                              --------  -------
consent of the Indemnified Party, the Indemnifying Party will not consent to entry of any judgment or enter into any settlement that (a) provides for non-monetary relief binding on the Indemnified Party or (b) does not include an unconditional and complete release of the Indemnified Party by the claimant.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     6.1  Costs and Expenses.  Except as otherwise provided herein, each of the
          ------------------
Parties shall bear and be solely responsible for its costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated thereby.

     6.2  Notices.  All notices and other communications required or permitted
          -------
under this Agreement and the Related Agreements shall be in writing and delivered in person, transmitted by facsimile or other communication device capable of creating a written record and acknowledges receipt, delivered personally, by overnight express or sent by registered or certified mail, postage prepaid, addressed to the addresses given below, or when sent by facsimile to the numbers set forth below:


          Company:                Anacom Communications, Inc.
          -------
                                  16910 Dallas Parkway
                                  Suite 106
                                  Dallas, Texas 75248
                                  Facsimile: (972) 248-4549
                                  Attention: Warren E. Rosenfeld

          Selling Shareholder:    Warren E. Rosenfeld
          -------------------
                                  16910 Dallas Parkway
                                  Suite 106
                                  Dallas, Texas 75248
                                  Facsimile: (972) 248-4549

          Selling Shareholder:    George A. DeCourcy
          -------------------
                                  16910 Dallas Parkway
                                  Suite 106
                                  Dallas, Texas 75248
                                  Facsimile: (972) 248-4549

          Buyer and ZixIt:        ZixIt Corporation
          ---------------
                                  One Galleria Tower
                                  13355 Noel Road, Suite 1555
                                  Dallas, Texas 75240-6604
                                  Facsimile:  (972) 702-7054
                                  Attention:  General Counsel

All notices and other communications required or permitted under this Agreement and the Related Agreements that are addressed as provided in this Section 6.2 will, (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by facsimile transmission, be deemed given when electronically confirmed; provided that a written record of confirmation is sent via another mode provided for in this Section 6.2; and (iii) if sent by registered or certified mail, be deemed given when received. Any Party from time-to-time may change its address or facsimile number for the purpose of notices or other communications to that Party by giving a similar written notice specifying a new address or facsimile number, but no such notice will be deemed to have been given until it is actually received by the Party sought to be charged with the contents thereof.

     6.3  Entire Agreement, Amendments and Waiver.  This Agreement (including
          ---------------------------------------
the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter herein and supersedes all prior agreements and understandings, whether written or oral, that may exist between the Parties relating to the subject matter hereof, including that certain Letter of Intent dated August 30, 1999 (the "Letter of Intent"), except as otherwise specifically provided in a written agreement between one or more of the parties. No amendment, modification or waiver of this Agreement or any term of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment or modification is sought or by the Party making the waiver. No delay by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude the other or further exercise thereof. No waiver of any provision of this Agreement or of any right or remedy shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right or remedy hereunder.

     6.4  Governing Law.  This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

     6.5  Survival.  The representations, warranties and covenants of the
          --------
Parties set forth in this Agreement, the Related Agreements and any instrument delivered pursuant to this Agreement shall survive the Closing.

     6.6  Cumulative Remedies.  Except as provided in Section 6.12, no remedy
          -------------------
herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     6.7  Multiple Counterparts.  This Agreement may be executed in a number of
          ---------------------
identical counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

     6.8  Further Assurances.  Each of the Parties hereto agrees to execute and
          ------------------
deliver, or cause to be executed and delivered such documents and other papers and take such further actions as may be reasonably necessary or desirable to fully and effectively carry out the provisions hereof and the transactions contemplated by this Agreement and the Related Agreements.

     6.9  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, all Parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

     6.10 Public Statements.  Promptly following the Closing, ZixIt is
          -----------------
permitted to issue a press release regarding the subject matter of this Agreement. Other than aforesaid, neither Party shall, without the prior written consent of the other Parties, disclose or publicize any of the terms or conditions of the Stock Purchase, other than to their respective counsel, public accountants, financial advisors or key personnel who are participating in the evaluation or negotiation of the Stock Purchase, except to the extent required by law or any stock exchange or inter-dealer quotation system on which the securities of a Party are traded (a "Legally Required Public Statement"). In the event of any Legally Required Public Statement, the Party required to make such statement shall, to the extent practicable, afford the other Parties advance written notice and reasonable approval rights with respect to the Legally Required Public Statement.

     6.11 Rules of Construction.  The Parties waive the application of any law,
          ---------------------
regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     6.12 Binding Arbitration.
          -------------------

          (a) To the extent that the Parties are unable to resolve their disputes or controversies arising out of or relating to this Agreement or any Related Agreement, or the performance, breach, validity, interpretation or enforcement thereof, whether sounding in contract, tort or otherwise and whether provided by statute or common law, all such disputes, claims, demands, causes of action or controversies ("claims") will be resolved by binding arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association ("AAA") (the "Rules"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          (b) A Party may initiate arbitration by sending written notice of its intention to arbitrate to the other Party and to the AAA office located in Dallas, Texas (the "Arbitration

Notice"). The Arbitration Notice should contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator experienced in legal matters related to the nature of the dispute and who is an attorney licensed in the State of Texas. The Parties will jointly select the arbitrator, or if the Parties are unable to agree upon an arbitrator, the arbitrator will be selected by the AAA. In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations or a provision of this Agreement. Discovery will be permitted to the extent directed by the arbitrator.

           (c) Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Rules. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitrator shall have the authority to award injunctive and other equitable relief. The arbitrator's authority to make any award will be based on and limited by the laws of the State of Texas (excluding its conflict of laws rules) and the terms and conditions of this Agreement. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and decision of the arbitrator shall be conclusive and binding upon all Parties and their successors and permitted assigns, and judgment upon such award may be entered in any court of competent jurisdiction. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. The Parties intend that this agreement to arbitrate be irrevocable. If any Party refuses to honor its obligations under this agreement to arbitrate, the other Parties may compel arbitration in either federal or state court.

           (d) Each Party understands that by agreeing to submit claims to arbitration, he or it gives up the right to seek a trial by court or jury and the right to an appeal from any errors of the court and forgoes any and all related rights he or it may otherwise have under federal and state laws.

     6.13  Binding Nature and Assignment.  Neither this Agreement nor any rights
           -----------------------------
hereunder may be assigned by Company or Selling Shareholders. Any assignment made or attempted in violation of this Section 6.13 shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that no assignment by Buyer or ZixIt shall operate to relieve them of their obligations hereunder. A Party shall be permitted to assert as a defense against the attempted enforcement of any part of this Agreement by a Party's assignee any defenses that such Party would have been entitled to assert against the assigning Party.

     6.14  Rights and Obligations.  The rights and obligations of Selling
           ----------------------
Shareholders as stated in this Agreement are several and not joint.

     6.15  Interpretation.  Article and Section titles are inserted for
           --------------
convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement. The Schedules and Exhibits shall be construed with and as an integral part of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, and any other gender, as the context requires.


     6.16  Consent.  By signing below, the undersigned Selling Shareholders,
           -------
representing all of the shareholders of Company, hereby give mutual consent and agree to the sale of all of the issued and outstanding shares of Company to Buyer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


ZIXIT CORPORATION

By:  /s/ Steve M. York
     -------------------------------

Printed Name: Steve M. York
              ----------------------

Title: Sr. Vice President and Chief Financial Officer
       -----------------------------


ANACOM COMMUNICATIONS, INC.
(a Delaware corporation)

By:  /s/ Ronald A. Woessner
     -------------------------------

Printed Name: Ronald A. Woessner
              ----------------------

Title: President
       -----------------------------

ANACOM COMMUNICATIONS, INC.
(a Texas corporation)

By:  /s/ Warren E. Rosenfeld
     -------------------------------

Printed Name: Warren E. Rosenfeld
              ----------------------

Title:         CEO
       -----------------------------

Executed this 1/st/ day of October, 1999

/s/ Warren E. Rosenfeld
------------------------------------
Warren E. Rosenfeld


/s/ George A. DeCourcy
------------------------------------
George A. DeCourcy

                                   EXHIBIT A
                                   ---------

                                PROMISSORY NOTE


     THIS PROMISSORY NOTE (this "Note") is made and entered into as of the 1/st/ day of October 1999 (the "Closing"), by and between Anacom Communications, Inc., a Delaware corporation ("Buyer"), with its principal executive offices in Dallas, Texas, and the Selling Shareholder noted below.

     This Note is the Promissory Note contemplated by Section 1.2 of that certain Purchase and Sale Agreement among ZixIt Corporation, a Texas corporation ("ZixIt"), Buyer, Anacom Communications, Inc., a Texas corporation, and the Selling Shareholders noted therein, dated of even date herewith (the "Purchase Agreement"). This Note constitutes the promise by Buyer to deliver or cause to be delivered the amount of ZixIt Stock stated below, in accordance with the terms and conditions of the Purchase Agreement, as a portion of the consideration for the purchase of the Company Stock. Terms used herein with their initial letter capitalized, but not defined herein, shall have the meaning given such term in the Purchase Agreement, unless the context requires otherwise.

     1.   Delivery of Stock.
          -----------------

     (a) Buyer agrees to deliver or cause to be delivered, on the terms and conditions stated herein, to Selling Shareholder [96,392] [93,556] shares of the Common Stock, $.01 par value per share, of ZixIt ("ZixIt Stock"). The number of shares so stated is subject to adjustment, as provided below. These shares of ZixIt Stock shall have the registration rights set forth in the Registration Rights Agreement (herein so called) entered into between ZixIt and Selling Shareholder on the date hereof, a form of which is attached as Exhibit C to the
                                                               ---------
Purchase Agreement. [35,665] [34,616] shares of the ZixIt Stock will be delivered to Selling Shareholder on the first anniversary date of the Closing (or the first business day thereafter) or such later delivery date as specified in Subparagraph 1(d) (the "First Anniversary Date"), and the remaining [60,727] [58,940] shares will be delivered to Selling Shareholder on the second anniversary date of the Closing (or the first business day thereafter) or such later delivery date as specified in Subparagraph 1(d) (the "Second Anniversary Date"), subject to Paragraph 2. The First Anniversary Date and the Second Anniversary Date are referred to herein as an "Anniversary Date." If Selling Shareholder voluntarily resigns his employment with Buyer prior to the second anniversary of the date hereof, then neither Buyer nor ZixIt shall have any obligation to deliver or cause to be delivered to Selling Shareholder any of the ZixIt Stock shares that, as of the date of employment separation, are not yet required (per the terms of Paragraphs 1 and 2) to be delivered, and Selling Shareholder waives any ownership rights or claim of ownership rights with respect to such ZixIt Stock shares in such circumstance.

          (b) If the value of the shares of ZixIt Stock to be delivered on the First Anniversary Date (or such earlier time as may be specified in Paragraph 2) is less than

[$1,408,208][$1,366,792], then Buyer will pay, or cause to be paid, or deliver, or caused to be delivered, at its sole option, as applicable, an amount of cash or ZixIt Stock, or a combination thereof, sufficient to account for the deficit. For purposes of this Subparagraph 1(b), the ZixIt Stock will be valued using the average closing price of a share of ZixIt Stock for the ten trading days preceding the First Anniversary Date or such earlier date as specified in Paragraph 2.

          (c) If the value of the shares of ZixIt Stock to be delivered on the Second Anniversary Date (or such earlier time as may be specified in Paragraph
2) is less than [$2,397,763][$2,327,237], then Buyer will pay, or cause to be paid, or deliver, or cause to be delivered, at its sole option, as applicable, an amount of cash or ZixIt Stock, or a combination thereof, sufficient to account for the deficit. For purposes of this Subparagraph 1(c), the ZixIt Stock will be valued using the average closing price of a share of ZixIt Stock for the ten trading days preceding the Second Anniversary Date or such earlier date as specified in Paragraph 2.

          (d) Buyer may defer the delivery of the ZixIt Stock shares for a period of up to 90 days if (a) at the time ZixIt or any of its subsidiaries is engaged in material confidential negotiations or other material confidential business activities, disclosure of which would be required in any registration statement required to be filed pursuant to Subsection 2(a) of the Registration Rights Agreement (but would not be required if such registration statement were not filed), and the Board of Directors of ZixIt determines in good faith that such disclosure would be materially detrimental to ZixIt and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities; or (b) at the time ZixIt is engaged in business activities pertaining to an underwritten public offering of ZixIt's securities and the underwriters have advised ZixIt that the filing of the registration statement would have a material adverse effect on its ability to consummate such offering. A deferral of the delivery of the ZixIt Stock shares will be lifted, and the shares shall be delivered as soon as practicable thereafter forthwith, if the negotiations or other activities are completed, disclosed or terminated or the underwritten public offering is completed, terminated or postponed. In order to defer the delivery of the shares, Buyer will deliver or cause to be delivered to Selling Shareholder a certificate signed by a senior executive officer of ZixIt setting forth a statement of the reason for such deferral and an approximation of the anticipated delay, which information Selling Shareholder shall treat as confidential. Selling Shareholder may, in his sole discretion, defer the delivery of the ZixIt Stock shares until the effectiveness of the registration statement contemplated by Subsection 2(a) of the Registration Rights Agreement.

     2.  Certain Extraordinary Events.  The number of shares of ZixIt Stock
         ----------------------------
subject to this Note shall be subject to appropriate adjustment to preserve the relative rights of ZixIt and Selling Shareholder under this Note in the event of any change or exchange of ZixIt Stock for a different number or kind of securities that results from one or more stock splits, reverse stock splits, or stock dividends. In the event of any merger or consolidation of ZixIt in which ZixIt is not the surviving entity or ZixIt sells all or substantially all of its assets ("Sale Transaction"), if the ZixIt Common Stock outstanding at the time of the Sale Transaction is converted into common stock or other property, the term "ZixIt Stock" as used herein will mean such common stock or other property, and the term "ZixIt" shall mean the surviving entity or purchaser of the assets, as applicable.

     Subject to the foregoing and the following provisions of this Paragraph 2, if a Sale Transaction occurs and ZixIt and its shareholders and affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation's parent corporation possessing less than a majority of the voting power of the surviving or acquiring person or such person's parent corporation, then Selling Shareholder and Buyer shall be entitled, by giving written notice to the other, to require that the ZixIt Stock deliverable on the First Anniversary Date and the Second Anniversary Date be delivered immediately prior to the consummation of the Sale Transaction. If given by Selling Shareholder, such notice must be given to Buyer within ten business days of receipt of notice from Buyer advising Selling Shareholder of the transaction in question. If given by Buyer, such notice must be given to Selling Shareholder within a reasonable time prior to the consummation of the merger or consolidation.

     3.   Prepayment.  Buyer has the right to prepay this Note in full by either
          ----------
delivering, or causing to be delivered, the ZixIt Stock required to be delivered hereunder or paying in cash, or causing to be paid in cash, to Selling Shareholder the value of the shares in question, subject to the provisions of Subparagraphs 1(b) and 1(c) and Buyer complying with its obligations under the anti-fraud rules of applicable federal and state securities regulations. If the
Note is prepaid in cash, the ZixIt Stock shares shall be valued using the average closing price of a share of ZixIt Stock for the ten trading days preceding the prepayment date.

     4.   Default.  If this Note shall be in default and placed for collection,
          -------
Buyer shall pay or cause to be paid all reasonable attorneys' fees and costs of collection. Failure to satisfy the obligations of this Note on the Anniversary Date in question or such earlier date as specified herein shall cause the applicable amounts to be subject to interest at a rate of the lesser of (i) 10% per annum (based on a year of 365 days) or (ii) the highest lawful rate permitted to be charged on debts of such nature. Notwithstanding the preceding provisions of this Paragraph 4, Buyer shall not be liable for any fees and costs of collection or default interest attributable to that portion of the ZixIt Stock not delivered by or on behalf of Buyer that is equivalent in value to any amounts owing from Selling Shareholder to Buyer, ZixIt, or any subsidiary of ZixIt.

     5.   Security.  This Note is unsecured.  However, if Buyer fails to deliver
          --------
or cause to be delivered the shares of ZixIt Stock, or cash, or both, as required hereunder, then Selling Shareholder shall automatically receive a non-exclusive, non-transferable, license to use the "Anacom" name and the Anacom computer real-time credit card payment processing software extant as of the date hereof (the "Escrowed Software") and any confidential or trade secret information relating to the Business known to them prior to the date hereof (other than non-public information pertaining to Buyer, ZixIt or any of their subidiaries or affiliates previously disclosed to Selling Shareholder) for the purpose of conducting the Business. Buyer acknowledges that Selling Shareholder maintains possession of a computer disk or disks that contain(s) the Escrowed Software. Furthermore, Selling Shareholder shall be released from any contractual obligations to Buyer or ZixIt that prohibit Selling Shareholder from conducting the

Business. The preceding sentence and the foregoing license, however, are not to be construed as allowing Selling Shareholder to disclose or use any confidential or trade secret information of Buyer, ZixIt or any of their subidiaries or affiliates other than as stated above. Selling Shareholder represents that he has delivered to Buyer a copy of such computer disk(s). Selling Shareholder acknowledges that he has no rights in, or license to, the Anacom name or the Escrowed Software until one or more of the events specified in this Paragraph 5 occurs (other than the right to maintain possession of the Escrowed Software as aforesaid). Upon payment of this Note in full, Selling Shareholder agrees to deliver the disk(s) in his possession to Buyer upon Buyer's request therefore. The rights of Selling Shareholder as provided in this Paragraph 5 are not the sole and exclusive remedy of Selling Shareholder if Buyer fails to deliver or cause to be delivered the shares of ZixIt Stock or cash, or both, as required hereunder.

     6.   Miscellaneous.
          -------------

          (a) All notices and other communications required or permitted under this Note shall be given as provided in the Purchase Agreement.

          (b) This Note and the related Registration Rights Agreement and Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter herein and supersede all prior agreements and understandings, whether written or oral, that may exist between the parties relating to the subject matter hereof, except as otherwise specifically provided in a written agreement between one or more of the parties hereto. No amendment, modification or waiver of this Note or any term of this Note shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment or modification is sought or by the party making the waiver. No delay by any party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party of any such right or remedy shall preclude the other or further exercise thereof. No waiver of any provision of this Note or of any right or remedy shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right or remedy hereunder.

          (c) This Note shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

          (d) The parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (e) Paragraph titles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Note.

          (f) ZixIt and Buyer waive demand, presentment, notice of presentment, protest, notice of protest, and all other applicable notices relating to their obligations under this Note.

          (g) This Note shall be binding upon ZixIt and Buyer and their assignees and shall inure to the benefit of Selling Shareholder and his beneficiaries, heirs, and estate. This Note is not assignable by Selling Shareholder. Any assignment of this Note by Buyer shall not relieve it of its obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Note as of the date first written above.


ANACOM COMMUNICATIONS, INC.,
a Delaware corporation

By:______________________________________

Printed Name:____________________________

Title:___________________________________


ACCEPTED:

SELLING SHAREHOLDER

_________________________________________
[Warren E. Rosenfeld][George A. DeCourcy]


ACCEPTANCE BY GUARANTOR:

The undersigned, ZixIt Corporation, a Texas corporation, hereby guarantees the obligations of Buyer as stated in this Promissory Note.

By:______________________________________

Printed Name:____________________________

Title:___________________________________

                                   EXHIBIT C
                                   ---------

                         REGISTRATION RIGHTS AGREEMENT

     THIS AGREEMENT is made and entered into on this 1st day of October 1999, by and between ZixIt Corporation, a Texas corporation ("Issuer"), and [Warren E. Rosenfeld][George A. DeCourcy] ("Selling Shareholder"). Issuer and Selling Shareholder are sometimes referred to collectively as the "Parties" and individually as a "Party."

                                    RECITALS

     WHEREAS, Issuer, Anacom Communications, Inc., a Delaware corporation ("Buyer"), Anacom Communications, Inc., a Texas corporation, Selling Shareholder, and the other Selling Shareholder noted therein (the "Other Selling Shareholder"), entered into that certain Purchase and Sale Agreement (the "Purchase Agreement"), dated of even date herewith;

     WHEREAS, the Shares that Buyer is obligated to deliver to Selling Shareholder pursuant to the Purchase Agreement and related Promissory Note are to be registered under the Act, on the terms and conditions stated herein; and

     WHEREAS, Issuer desires to fulfill the obligation to register the Shares under the Act;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants in this Agreement, the Parties agree as follows:

     1.   Certain Definitions.  As used in this Agreement:
          -------------------

          "Act" shall mean the Securities Act of 1933, as amended, or any
           ---
similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          "Commission" shall mean the Securities and Exchange Commission or any
           ----------
other federal agency administering the Act at the time.

          "Promissory Note" shall mean that certain Promissory Note between
           ---------------
Buyer and Selling Shareholder dated of even date herewith, a form of which is attached as Exhibit A to the Purchase Agreement.
            ---------

          "Register," "registered," and "registration" refer to a registration
           --------    ----------        ------------
effected by preparing and filing a registration statement, and any pre-effective and post-effective amendments required to be filed, in compliance with the Act, and the declaration or ordering of effectiveness of such registration statements.

          "Shares" shall mean the shares of ZixIt Stock (as defined in Section
           ------
1.2 of the Purchase Agreement).

     Other terms used herein with their initial letter capitalized, but not defined herein, shall have the meaning given such term in the Purchase Agreement or Promissory Note, unless the context requires otherwise.

     2.   Registration Rights.
          -------------------

          (a) Upon its receipt of a written notice given by Selling Shareholder at any time following the sixtieth day preceding the contemplated delivery date of the Shares, Issuer shall promptly prepare and file with the Commission a registration statement on Form S-3 (or such successor or other form as the Commission may stipulate or require) under the Act covering the Shares that are requested by Selling Shareholder to be registered. Issuer shall use its commercially reasonable efforts to cause such registration statement to become effective prior to, or on the day of, the delivery of the Shares. Issuer shall also file such post-effective amendments to such registration statement in order for it to remain effective without lapse until the earliest of (i) 90 days following the effectiveness of the applicable registration statement, (ii) all the Shares so registered have been sold, subject to the immediately following sentence, or (iii) the first date on which Selling Shareholder is permitted to sell all Shares then held by him without restriction within 90 days pursuant to Rule 144 under the Act. If, during the effectiveness of the registration statement, the Selling Shareholder determines that he no longer desires to sell any (or further) Shares at that time, the Selling Shareholder will so advise Issuer so that Issuer can withdraw the registration statement. The Selling Shareholder shall be entitled to make one registration request under this Subsection 2(a) with respect to each delivery date.

          (b) Upon its receipt of a written notice given by Selling Shareholder at any time after 30 days has elapsed after the expiration of any registration statement that Issuer has filed for the benefit of Selling Shareholder pursuant to Subsection 2(a), and during the 12-month period beginning with the effectiveness of such registration statement, Issuer shall promptly prepare and file with the Commission a registration statement on Form S-3 (or such successor or other form as the Commission may stipulate or require) under the Act covering the Shares that are requested by Selling Shareholder to be registered. Issuer shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after receipt of the written notice. Issuer shall also file such post-effective amendments to such registration statement in order for it to remain effective without lapse until the earliest of (i) 45 days following the date the registration statement is declared effective, (ii) all the Shares so registered have been sold, subject to the immediately following sentence, or (iii) the first date on which Selling Shareholder is permitted to sell all Shares then held by him without restriction within 90 days pursuant to Rule 144 under the Act. If, during the effectiveness of the registration statement, the Selling Shareholder determines that he no longer desires to sell any (or further) Shares at that time, the Selling Shareholder will so advise Issuer so that Issuer can withdraw the registration statement. The Selling Shareholder shall be entitled to make one registration request under this Subsection 2(b) during each such 12-month period.

          (c) For registrations pursuant to Subsection 2(b), Issuer may defer the filing (but not the preparation) of the registration statement for a period of up to 120 days if (a) at the time Issuer or any of its subsidiaries is engaged in material confidential negotiations or other material confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of Issuer determines in good faith that such disclosure would be materially detrimental to Issuer and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities; or (b) at the time Issuer is engaged in business activities pertaining to an underwritten public offering of Issuer's securities and the underwriters have advised Issuer that the filing of the registration statement would have a material adverse effect on its ability to consummate such offering. A deferral of the filing of the registration statement will be lifted, and the registration statement shall be filed as soon as practicable thereafter forthwith, if the negotiations or other activities are completed, disclosed or terminated or the underwritten public offering is completed, terminated or postponed. In order to defer the filing of a registration statement, Issuer will deliver to the Selling Shareholder a certificate signed by a senior executive officer of Issuer setting forth a statement of the reason for such deferral and an approximation of the anticipated delay, which information the Selling Shareholder shall treat as confidential. Moreover, Issuer shall have no obligation to register any Shares under this Section 2 if Selling Shareholder is permitted to sell all Shares sought by him to be registered without restriction within 90 days pursuant to Rule 144 under the Act. When exercising these Section 2 demand registration rights, Selling Shareholder agrees to take reasonable steps to coordinate his exercise of such rights with the Other Selling Shareholder's exercise of his demand registration rights.

     3.   Registration Procedures.  If, and whenever, issuer is required by
          -----------------------
Section 2 to effect the registration of Shares under the Act, Issuer will as expeditiously as possible:

          (a) prepare and file with the Commission a registration statement with respect to such securities, and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the period set forth in Section 2 (the "Effective Period");

          (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for the Effective Period as may be reasonably necessary to effect the sale of such securities;

          (c) furnish to the Selling Shareholder and to the underwriters of the securities being registered, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Selling Shareholder and such underwriters may reasonably request in order to facilitate the public offering of such securities;

          (d) use commercially reasonable efforts to register or qualify the Shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Selling Shareholder may reasonably request in writing within 20 days following the original filing of such registration statement, except that Issuer shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or subject itself to taxation in a jurisdiction where it had not previously been subject to taxation, or take any other action that would subject Issuer to service of process in a lawsuit other than one arising out of the registration of the Shares;

          (e) notify the Selling Shareholder, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

          (f) notify the Selling Shareholder promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

          (g) prepare and file with the Commission, promptly upon the request of the Selling Shareholder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Selling Shareholder (and concurred in by counsel for Issuer), is required under the Act or the rules and regulations thereunder in connection with the distribution of Shares by the Selling Shareholder;

          (h) prepare and promptly file with the Commission and promptly notify the Selling Shareholder of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at any time when a prospectus relating to such securities is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading; and

          (i) advise the Selling Shareholder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

     4.   Expenses.  All fees, costs, and expenses of and incidental to such
          --------
registration and public offering of the Shares in connection therewith shall be borne equally by the Selling Shareholder and Issuer, except for any commissions and transfer taxes in respect of the sale of his Shares, which shall be borne solely by the Selling Shareholder.

     5.   Indemnification.
          ---------------

          (a) Issuer will indemnify and hold harmless the Selling Shareholder, its agents, any underwriter (as defined in the Act) for the Selling Shareholder and any person controlling such underwriter from and against, and will reimburse such persons with respect to, any and all loss, damage, liability, cost and expense, joint or several, to which such persons may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Issuer will not be
                                --------  -------
liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of the Selling Shareholder in writing specifically for use in the preparation thereof. Issuer will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

          (b) The Selling Shareholder will indemnify and hold harmless Issuer, its directors, officers, employees, and agents, any underwriter for Issuer and any person controlling Issuer or such underwriter from and against, and will reimburse such persons with respect to, any and all loss, damage, liability, cost and expense, joint or several, to which such persons may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by or on behalf of the Selling Shareholder specifically for use in the preparation thereof. The Selling Shareholder will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

          (c) Promptly after receipt by an indemnified party, pursuant to the provisions of Subsection (a) or (b) of this Section 5, of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Subsection (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party, except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend against or compromise such claim. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action
                   --------  -------
include both the indemnified party and the indemnifying party and there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to an indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said

Subsection (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than out-of-pocket costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence,
(ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

     6.   Miscellaneous.
          -------------

          6.1   Notices.  All notices and other communications required or
                -------
permitted under this Agreement shall be in writing and delivered in person, transmitted by telegram or facsimile or other communication device capable of creating a written record and acknowledges receipt, delivered personally, by overnight express or sent by registered or certified mail, postage prepaid, addressed to the addresses given below, or when sent by facsimile to the numbers set forth below:

          Selling Shareholder:    16910 Dallas Parkway
          -------------------
                                  Suite 106
                                  Dallas, Texas 75248
                                  Facsimile:  (972) 248-4549

          Issuer:                 ZixIt Corporation
          ------
                                  One Galleria Tower
                                  13355 Noel Road, Suite 1555
                                  Dallas, Texas 75240-6604
                                  Facsimile:  (972) 702-7056
                                  Attention: General Counsel

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Subsection 6.1 will, (i) if delivered personally or by overnight express, be deemed given upon delivery; (ii) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; provided that a written record of confirmation is sent via another mode provided for in this Subsection 6.1; and (iii) if sent by registered or certified mail, be deemed given when received. Any party from time-to-time may change its address or facsimile number for the purpose of notices or other communications to that party by giving a similar written notice specifying a new address or facsimile number, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

          6.2  Entire Agreement, Amendments and Waiver.  This Agreement
               ---------------------------------------
constitutes the full and entire understanding and agreement between the parties with regard to the subject matter herein and supersedes all prior agreements and understandings, whether written or oral, that may exist between the parties relating to the subject matter hereof, including that certain

Letter of Intent dated August 30, 1999 (the "Letter of Intent"), except as otherwise specifically provided in a written agreement between the parties. No amendment, modification or waiver of this Agreement or any term of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment or modification is sought or by the party making the waiver. No delay by any party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party of any such right or remedy shall preclude the other or further exercise thereof. No waiver of any provision of this Agreement or of any right or remedy shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right or remedy hereunder.

          6.3  Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

          6.4  Survival.  The representations, warranties and covenants of the
               --------
parties set forth in this Agreement and any instrument delivered pursuant to this Agreement shall survive the Closing.

          6.5  Cumulative Remedies.  Except as provided in Subsection 6.12 of
               -------------------
the Purchase Agreement, no remedy herein conferred upon any party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefit or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

          6.6  Multiple Counterparts.  This Agreement may be executed in a
               ---------------------
number of identical counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.


          6.7  Further Assurances.  Each party agrees to execute and deliver, or
               ------------------
cause to be executed and delivered, such documents and other papers and take such further actions as may be reasonably necessary or desirable to fully and effectively carry out the provisions hereof and the transactions contemplated by this Agreement.

          6.8  Severability.  In the event that any provision of this Agreement
               ------------
or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, all parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

          6.9  Rules of Construction.  The parties waive the application of any
               ---------------------
law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          6.10  Binding Nature and Assignment. Neither this Agreement nor any
                -----------------------------
rights hereunder may be assigned by the Selling Shareholder. Any assignment made or attempted in violation of this Subsection 6.10 shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          6.11  Consents.  Whenever this Agreement calls for a consent or
                --------
approval, such consent or approval shall not be unreasonably withheld, delayed or conditioned. All consents or approvals shall be in writing and shall be executed by an officer or other authorized agent.

          6.12  Interpretation. Section titles are inserted for convenience of
                --------------
reference only and are not intended to be a part of or to affect the meaning of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, and any other gender, as the context requires.

     To evidence the binding effect of the covenants and agreements described above, the parties hereto have executed this Agreement effective as of the date first above written.

                         ISSUER:

                         ZIXIT CORPORATION


                         By:_________________________________
                              Steve M. York,
                              Senior Vice President & Chief Financial Officer

                         SELLING SHAREHOLDER:


                         ____________________________________
                         [Warren E. Rosenfeld]
                         [George A. DeCourcy]